Exhibit 10.1

Vornado Realty Trust
888 Seventh Avenue
New York, New York 10019

August 13, 2018
JBG SMITH Properties
4445 Willard Avenue, Suite 400
Chevy Chase, Maryland 20815
Attention:    Chief Legal Officer
E-mail:        smuseles@jbg.com

Re:	Letter Agreement (“Letter Agreement”) regarding certain provisions of the Tax Matters Agreement
Reference is hereby made to that certain Tax Matters Agreement, dated as of July 17, 2017 (as amended, the “Agreement”), by and between Vornado Realty Trust, a Maryland real estate investment trust (“Vornado”), and JBG SMITH Properties (f/k/a Vornado DC Spinco), a Maryland real estate investment trust (“Newco”, and, together with Vornado, the “Parties”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement.
WHEREAS, Newco has filed a Registration Statement (No. 333-226023) on Form S-3 under the Securities Act of 1933, as amended (the “1933 Act”), with the Securities and Exchange Commission on July 2, 2018 (the “Shelf”);
WHEREAS, Newco has filed a Prospectus Supplement, dated July 2, 2018, to the Shelf pursuant to Rule 424(b)(3) with the Securities and Exchange Commission that describes Newco’s dividend reinvestment and share purchase program, which can be effected through open market share purchases by an agent on behalf of the participating shareholders in the program and/or direct issuances of common shares by Newco (the “DRIP”) and registers 2,000,000 common shares of Newco for direct issuance in the event Newco were to determine to implement the DRIP through direct issuances, rather than open market purchases;
WHEREAS, Newco has filed a Prospectus Supplement, dated July 2, 2018, to the Shelf pursuant to Rule 424(b)(5) with the Securities and Exchange Commission that describes the offering of up to $200,000,000 of common shares of Newco in transactions, including transactions that are deemed to be “at the market” offerings as defined in Rule 415 under the 1933 Act by means of ordinary brokers’ transactions at market prices prevailing at the time of sale, including sales made directly on the New York Stock Exchange, sales made to or through a market maker and sales made through other securities exchanges or electronic communications networks (“ATM Program”);
WHEREAS, Newco is desirous of shortening the notice period set forth in Section 7.6(e) of the Agreement to facilitate the conduct of the ATM Program and other potential transactions contemplated by this Letter Agreement;

WHEREAS, Vornado is desirous of accommodating Newco’s interest, consistent with the requirements of Section 355 of the Code and the mutual rights and obligations set forth in the Agreement; and
WHEREAS, Newco unconditionally withdraws all previous communication to Vornado that purported to provide notice under Section 7.6(e) of the Agreement.
NOW, THEREFORE, in consideration of the mutual covenants contained in this Letter Agreement, the Parties hereby agree as follows:
1.Definitions. For purposes of this Letter Agreement, the following terms have the following meanings:

“Agreed Model” has the meaning set forth in Schedule A hereto.
“Assumed 355(e) Percentage” means the aggregate of the percentage changes that are, in accordance with the Agreed Model, Assumed Relevant. For this purpose, a change of ownership in the Equity Interests of Newco and/or Subsidiaries of Newco is “Assumed Relevant” if it is, in accordance with the Agreed Model, treated as relevant for purposes of Section 355(e) of the Code.
“Schedule A Acquisition” means a Specified Acquisition that is taken into account in the Agreed Model and set forth in Schedule A.
“Specified Acquisition” has the meaning set forth in Schedule A hereto.
2.No Prior Notice for Certain Acquisitions. Vornado agrees that it hereby waives any notice requirement under Section 7.6(e) of the Agreement for an Acquisition Transaction Requiring Notice in respect of a Schedule A Acquisition (that is, an acquisition already taken into account in the Agreed Model set forth on Schedule A), provided that:

a.	such Schedule A Acquisition will not cause the Assumed 355(e) Percentage to be greater than 46%, and

b.	Newco provides Vornado written notice of such acquisition no later than five (5) days after such acquisition is effectuated.

3.Shortened Notice for Certain Acquisitions.

a.
Vornado agrees to modify the notice period set forth in Section 7.6(e) of the Agreement for an Acquisition Transactions Requiring Notice in respect of any Specified Acquisition that is not a Schedule A Acquisition, provided that:

i.	such acquisition will not cause the Assumed 355(e) Percentage to be greater than 46%, and

ii.
at least one (1) business day before such acquisition is effectuated, Newco provides Vornado written notice (setting forth the type of acquisition and the estimated number of Newco shares to be issued in such acquisition); provided, that Newco will endeavor in good faith to provide Vornado with further advance notice of any such acquisition as promptly as practicable after Newco determines that it is likely to pursue a transaction that would result in such acquisition. In the case of a proposed offering of common shares, the notice shall be substantially in the form of the notice attached hereto as Exhibit A.

b.
It is agreed and understood that Newco shall not be treated as being in breach of Section 3(a)(ii) of this Letter Agreement if, in respect of an acquisition pursuant to a prospectus supplement to the Shelf (other than pursuant to Prospectus Supplements dated July 2, 2018 in respect of the ATM Program or the DRIP), Newco, having provided notice otherwise required setting forth the number of shares proposed to be issued (“Original Number”), issues a greater number of shares than the Original Number pursuant to a customary “upsizing” of such offering so long as the total number of shares actually issued in the acquisition will not cause the Assumed 355(e) Percentage to be greater than 46%.

4.Modifications of Agreed Model.

a.
After the expiry of one (1) business day after written notice of a Specified Acquisition is provided pursuant to and in accordance with Section 3 of this Letter Agreement, the Parties shall cause such acquisitions, subsequently, to be treated as Schedule A Acquisitions in the Agreed Model, with such adjustments as needed to reflect accurately the actual number of shares issued in the Specified Acquisition (so long as, for the avoidance of doubt, such acquisitions will not cause the Assumed 355(e) Percentage to be greater than 46%) for purposes of Section 2 of this Letter Agreement.

b.	The Parties shall cooperate in good faith to modify the Agreed Model to account for stock splits, reverse stock splits, pro rata stock dividends, recapitalizations or like transactions.

c.
Newco shall consult with Vornado in good faith to determine the desirability of requesting a private letter ruling from the IRS regarding the treatment, for purposes of Section 355(e) of the Code, of the Specified Acquisitions, and the Parties shall modify the Agreed Model to reflect any such ruling.

d.
No later than October 31, 2018, January 31, 2019, April 30, 2019, and June 30, 2019, Newco shall deliver to Vornado an updated draft version of the Agreed Model, consult with Vornado in good faith regarding such draft, and incorporate in good faith any comments made by Vornado with respect to such draft.

5.Scope of Letter Agreement. The Parties agree and acknowledge that (i) the Agreed Model is for the sole purpose of specifying an agreed notification schedule in respect of Specified Acquisitions and although the numbers reflected therein represent each Party’s current understanding of the relevant facts, neither is representing the accuracy thereof to the other, and (ii) this Letter Agreement does not otherwise affect any Party’s rights or obligations under the Agreement (except insofar as expressly set forth in Sections 2 and 3 of this Letter Agreement with respect to periods for notice with respect to any Acquisition Transaction Requiring Notice set forth in Section 7.6(e) of the Agreement). For the avoidance of doubt, Newco remains liable for transactions that result in violations of its obligations under Section 7.1 or Section 7.2 of the Agreement, even if such transactions do not cause the Assumed 355(e) Percentage to exceed 46% in the Agreed Model; moreover, nothing in this Letter Agreement is intended to prohibit Newco from undertaking any transaction otherwise permissible under the Agreement (subject to any notice requirements or other restrictions set forth in the Agreement).

6.Counterparts. This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Letter Agreement by facsimile, portable document format (.pdf) or other electronic means shall be effective as delivery of a mutually executed counterpart to this Letter Agreement.

7.Governing Law. This Letter Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Letter Agreement or the negotiation, execution or performance of this Letter Agreement, shall be governed by, and construed in accordance with, the Laws of the State of New York without giving effect to conflicts of laws principles (whether of the State of New York or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of New York).

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Please confirm your agreement and consent with the foregoing by signing and returning one copy of this Letter Agreement to the undersigned, whereupon this Letter Agreement shall become a binding agreement among the Parties.

Sincerely,

VORNADO REALTY TRUST

By:	/s/ Joseph Macknow
Name: Joseph Macnow
Title: Executive Vice President-Chief Financial and Chief Administrative Officer

Agreed to, acknowledged and accepted as of the date first written above:

JBG SMITH PROPERTIES

By:	/s/ Stephen Theriot
Name: Stephen Theriot
Title: Chief Financial Office